Exhibit 99.1

CONTACT: David Price Chief Financial Officer (212) 457-8200 dprice@edgar-online.com

EDGAR Online Reports Third Quarter 2010 Results

• XBRL Filings Revenues Up 33% Over Previous Year Period

NEW YORK– November 10, 2010 – EDGAR® Online, Inc. (NASDAQ: EDGR), a leading global provider of XBRL (eXtensible Business Reporting Language) filing creation services, data and analysis tools for equities, mutual funds and a variety of other publicly traded assets, today reported unaudited financial results for the third quarter of 2010 and the nine months ended September 30, 2010.

Total revenues for the third quarter were $5.2 million, consistent with the quarter ended September 30, 2009. For the nine months ended September 30, 2010, total revenues were $14.5 million compared to $14.0 million for the corresponding period in 2009.

Revenues from XBRL filings, which are included in total revenue, were $2.0 million for the third quarter of 2010, a 33% increase over the third quarter of 2009. For the nine months ended September 30, 2010, revenues from XBRL filings were $4.6 million, an 87% increase over the corresponding period in 2009. During both the third quarter and nine month period ended September 30, 2010, the increase in revenue from XBRL filings was offset by a decrease in revenues from subscriptions and data.

“We are pleased with the progress that EDGAR Online has made so far this year and the continued growth we have achieved in our XBRL filings business,” said John M. Connolly, Interim CEO. “That said, we are continuing to develop our pricing and enhance overall efficiency in order to improve our margins as the adoption of XBRL as a global financial reporting standard and the volume of clients we serve both grow. EDGAR Online has built a depth of experience that gives us the confidence to expand our capacity in order to meet the anticipated growing demand for our services from public companies, mutual funds and a variety of channel partners. In addition, as we head into 2011, the relaunch of our data business with a focus on XBRL has the Company well-positioned for a leadership role in this business.”

Operating Results and Highlights

Total revenues for the third quarter of 2010 were consistent with the third quarter of 2009 at $5.2 million. Total revenues for the nine months ended September 30, 2010 increased by $0.5 million to

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$14.5 million compared to the corresponding period in 2009. This is principally attributable to an increase in revenue from XBRL filings of $0.5 million in the three months and $2.2 million in the nine months ended September 30, 2010, which resulted from an increase in detailed footnote filings from companies required to file such detail under the SEC mandate for quarters ending after June 15, 2010. The revenue increase was partially offset by the continued decline in demand for our subscription products as well as a decline in data solutions revenues from one large cancellation in 2009.

Cost of revenues was $2.2 million for the third quarter of 2010 compared to $1.1 million for the third quarter of 2009. Cost of revenues for the first nine months of 2010 was $5.7 million compared to $3.5 million for the corresponding period in 2009. The increase in cost of revenues for both the three- and nine-month periods ended September 30, 2010 is principally attributable to additional payroll and infrastructure-related costs as the Company grows its XBRL filings business.

Operating expenses of $4.6 million for the third quarter of 2010 increased by $1.0 million from $3.6 million for same period in the prior year, principally as a result of fees associated with the proposed merger with UBmatrix, Inc.and additional payroll related expenses, as well as higher depreciation and amortization costs in 2010. For the nine months ended September 30, 2010, operating expenses increased by $1.3 million over the corresponding period in 2009, primarily as a result of the above quarterly increases as well as severance costs, partially offset by a decrease in sales and marketing expenses in 2010 compared to 2009.

As a result of the cost fluctuations noted above, operating loss was ($1.7 million) for the quarter ended September 30, 2010 compared to operating income of $0.5 million for the quarter ended September 30, 2009. The Company had an operating loss of ($1.3 million) for the second quarter of 2010.

Cash and short term investments were $9.7 million at September 30, 2010 as compared to $2.3 million at December 31, 2009, with the increase principally a result of $11.2 million of net proceeds from the sale of convertible Series B Preferred Stock on January 28, 2010, offset by cash used for operations of ($1.4 million), cash used for investing activities of $2.1 million and debt repayments of ($0.4 million).

At September 30, 2010, the Company had available a $2.5 million revolving credit facility with no borrowings outstanding under this facility. The Company has outstanding debt of $1.6 million under a term loan which matures in March 2011.

Deferred revenue was $3.4 million at September 30, 2010, the same as reported at December 31, 2009. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the Company’s products and services are utilized.

During the quarter ended September 30, 2010, the Company capitalized $0.5 million of costs for the development of internal software related to the XBRL filings business.

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KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2009	2010	2009	2010
XBRL filings	$1,478	$1,959	$2,488	$4,642
Data and solutions	2,179	1,892	6,434	5,703
Subscriptions	1,585	1,307	5,122	4,199

Total Revenues	5,242	5,158	14,044	14,544

Cost of revenues	(1,147)	(2,244)	(3,479)	(5,706)
Operating expenses	(3,644)	(4,613)	(11,393)	(12,661)
Interest, net	(91)	(65)	(292)	(221)

Net income (loss)	360	(1,764)	(1,120)	(4,044)
Interest, net	91	65	292	221

Operating loss	451	(1,699)	(828)	(3,823)
Severance costs	—	211	57	438
Stock compensation	273	284	1,056	664
Amortization and depreciation	568	801	1,598	2,189

Adjusted EBITDA	$1,292	$(403)	$1,883	$(532)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the Company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

Conference Call Details

EDGAR Online will hold its quarterly conference call to review results for the quarter ended September 30, 2010 today, Wednesday, November 10, 2010, at 8:30 a.m. EDT.

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EDGAR Online Interim CEO, John M. Connolly, and CFO, David Price, will host the call. To participate, please dial (877) 407-8031 (toll-free for domestic callers) or (201) 689-8031 (international callers). The call will also be broadcast simultaneously and archived on the Internet at: http://www.edgar-online.com/investor/.

Investors can access the teleconference replay beginning November 11, 2010 after 7:00 p.m. EDT through November 17, 2010. To access the replay, dial (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 359998.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leading provider of XBRL (eXtensible Business Reporting Language) filing services, data sets and analysis tools. Our data products provide highly detailed fundamental financial information along with the source documents and are created through the use of proprietary high speed software that automates much of the data extraction and calculation processes. Our XBRL Filing service uses parts of this same proprietary data extraction and processing software along with personnel skilled in accounting, rigorous quality processes and additional proprietary tools to assist public companies in the creation of XBRL filings for submission to the U.S. Securities and Exchange Commission. Our XBRL analysis tool is a proprietary software tool that assists users in analyzing both our own proprietary XBRL data sets and industry standard XBRL data files. We deliver our data and analysis products via online subscriptions, as data licenses directly to end-users, embedded in other web sites and through a variety of redistributors. We deliver our filings services primarily through partnerships with financial printers and other providers of SEC compliance services. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and solutions and subscriptions business the integration of UBmatrix into our business and the approval by our shareholders of certain transactions contemplated by the merger agreement. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with (i) our ability to increase revenues, (ii) our ability to obtain profitability, (iii) our ability to obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, (x) changes in our business strategies, (xi) the merger with UBmatrix, Inc. and the integration of its business into ours and (xii) a failure of our shareholders to approve certain transactions contemplated by the merger agreement with UBmatrix or a failure of either party to meet any of the other conditions to closing the merger.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

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Where You Can Find More Information

In connection with the proposed issuances of EDGAR Online stock in the above-described transactions, EDGAR Online filed a definitive proxy statement with the SEC on October 20, 2010 and a definitive proxy statement and form of proxy, as well as additional proxy materials, were mailed to EDGAR Online’s stockholders beginning on or about this date. EDGAR Online urges investors and security holders to read the proxy statement regarding the proposed issuances when it becomes available because it will contain important information about the proposed transactions. You may obtain copies of all documents filed with the SEC regarding these transactions, free of charge, at the SEC’s web site (www.sec.gov). You may also obtain these documents free from EDGAR Online at www.edgar-online.com, or by contacting the EDGAR Online Investor Relations Department at (203) 852-5660.

Participants in the Solicitation

EDGAR Online and its directors, executive officers and certain other members of management and employees may be soliciting proxies from EDGAR Online stockholders in favor of the stock issuances. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the EDGAR Online stockholders in connection with the proposed stock issuances will be set forth in the proxy statement when it is filed with the SEC. You can find information about EDGAR Online’s executive officers and directors in the proxy statement for EDGAR Online’s 2010 annual meeting of stockholders, filed with the SEC on October 20, 2010. Free copies of this document may be obtained from EDGAR Online as described above.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2009	2010	2009	2010
Revenues:
XBRL filings	$1,478	$1,959	$2,488	$4,642
Data and solutions	2,179	1,892	6,434	5,703
Subscriptions	1,585	1,307	5,122	4,199

Total revenues	5,242	5,158	14,044	14,544

Total cost of revenues	1,147	2,244	3,479	5,706

Gross profit	4,095	2,914	10,565	8,838

Sales and marketing	701	527	2,450	1,963
Product development	478	440	1,491	1,272
General and administrative	1,897	2,634	5,797	6,799
Severance costs	—	211	57	438
Amortization and depreciation	568	801	1,598	2,189

Total operating expenses	3,644	4,613	11,393	12,661

Operating income (loss)	451	(1,699)	(828)	(3,823)

Interest expense, net	(91)	(65)	(292)	(221)

Net income (loss)	360	(1,764)	(1,120)	(4,044)
Dividend on preferred stock	—	(346)	—	(921)
Accretion of beneficial conversion feature	—	(19)	—	(47)

Net income (loss) to common shareholders	$360	$(2,129)	$(1,120)	$(5,012)

Weighted average shares outstanding – basic and diluted	26,775	26,972	26,731	26,929

Weighted average shares outstanding – basic and diluted	27,437	26,972	26,731	26,929

Net income (loss) per share – basic and diluted	$0.01	$(0.08)	$(0.04)	$(0.19)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009*	September 30, 2010
	(unaudited)
Assets

Cash, cash equivalents and short-term investments	$2,323	$9,729
Accounts receivable, net	2,360	3,095
Other assets	248	256

Total current assets	4,931	13,080

Property and equipment, net	2,726	3,559
Goodwill	2,189	2,189
Intangible assets, net	1,706	771
Other assets	631	415

Total assets	$12,183	$20,014

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,546	$2,786
Deferred revenues	3,370	3,366
Current portion of long-term debt	500	1,562

Total current liabilities	6,416	7,714

Long-term debt	1,408	—
Other long-term liabilities	250	240

Total liabilities	8,074	7,954

Redeemable preferred stock	—	11,947

Common stockholders’ equity:
Common stock	279	279
Treasury stock	(1,731)	(1,679)
Additional paid-in capital	74,347	74,343
Accumulated deficit	(68,786)	(72,830)

Total common stockholders’ equity	4,109	113

Total liabilities, redeemable preferred stock and common stockholders’ equity	$12,183	$20,014

*	Derived from the Company’s audited December 31, 2009 financial statements.